Exhibit 4(a)

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2021, Tenet Healthcare Corporation (the “Company,” “we,” “our” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) common stock; and (2) 6.875% Senior Notes due 2031 (“Senior Notes”).

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4(a) is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Chapter 78 of the Nevada Revised Statutes, for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 1,050,000,000 shares of common stock, $0.05 par value, and 2,500,000 shares of preferred stock, $0.15 par value. Outstanding shares of our common stock are not subject to redemption and are non-assessable.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our common stock does not have cumulative voting rights. The affirmative vote of a majority of the holders of all outstanding shares, voting together and not by class, is required to approve any merger or consolidation or the sale of substantially all of our assets.

Special Meetings

Special meetings of the stockholders, for any purpose or purposes whatsoever, (a) may be called at any time by the Chairman of the board, the Chief Executive Officer, or the board of directors, and (b) shall be called by the Secretary of the Company upon the written request of one or more stockholders having Net Long Beneficial Ownership (as defined in the Bylaws) of at least 25% of all outstanding shares of our common stock.

Dividend Rights

From time to time, our board of directors may declare, and we may pay, dividends or other distributions on our outstanding shares in the manner and on the terms and conditions provided by the laws of the State of Nevada and the Articles of Incorporation, subject to any contractual restrictions to which we are then subject.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of our company, holders of common stock are entitled to share equally and ratably in the assets of our company, if any, remaining after the payment of all debts and liabilities of our company and the liquidation preference of any outstanding preferred stock.

Amendments to Bylaws

Subject to the right of the stockholders to adopt, amend or restate, or repeal the Bylaws, our board of directors may adopt, amend or repeal any of the Bylaws, except as otherwise provided in the Bylaws, by the affirmative vote of a majority of directors.

Advance Notice Requirements

The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of the Company before the meeting at which the action is to be taken. Generally, to be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the Company’s corporate headquarters by the close of business not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which the Company makes a public announcement of the date of the annual meeting. The notice must contain certain information specified in the Bylaws.

Written Consent by Stockholders

Any action that may be taken at any meeting of the stockholders, except election or removal of directors, may be taken without a meeting only if authorized by a writing signed by stockholders owning all of the shares of common stock entitled to vote on the action.

Other Rights and Preferences

The holders of our common stock do not have any conversion or subscription rights, and their preemptive rights are limited as provided under Nevada law. The rights, preferences and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future.

Listing; Transfer Agent

Our common stock is listed on New York Stock Exchange (“NYSE”) under the trading symbol “THC”. Our transfer agent and registrar is Computershare.

Description of the Senior Notes

General

The Senior Notes were issued pursuant to an Indenture, dated as of November 6, 2001 (the “Base Indenture”), as supplemented with respect to the Senior Notes by the Third Supplemental Indenture, dated as of November 6, 2001 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. Each of the Base Indenture and the Supplemental Indenture is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4(a) is a part. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Senior Notes are subject to all such terms, and you should refer to the Indenture and the Trust Indenture Act for a statement thereof. The following description of the Senior Notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of terms used below. As used in this “Description of the Senior Notes,” the terms the “Company,” “we,” “our” and “us” refer to Tenet Healthcare Corporation and not to any of our subsidiaries.

The Senior Notes have been issued in fully registered form, in denominations of $1,000 and integral multiples thereof, registered in the name of Cede & Co., a nominee of The Depository Trust Company, or DTC. See “—Global Notes” below. The paying agent, registrar and transfer agent for the Senior Notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

We may from time to time, without giving notice to or seeking the consent of the holders of the Senior Notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the Senior Notes. Any additional notes having such similar terms, together with the Senior Notes previously outstanding, will constitute a single series of notes under the Indenture.

Principal Amount; Maturity

The Senior Notes were offered in the aggregate principal amount of $450 million and have a maturity date of November 15, 2031. At December 31, 2021, $362 million aggregate principal amount of the Senior Notes remains outstanding.

Interest

Interest on the Senior Notes accrues at a rate of 6.875% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year to holders of record on the immediately preceding May 1 and November 1. Payments commenced on May 15, 2002. Interest on the Senior Notes accrues from the most recent date to which interest has been paid.

Interest on the Senior Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes is payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of holders of the Senior Notes; provided that all payments with respect to Senior Notes as to which the holders have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

Optional Redemption

The Senior Notes are redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

•100% of the principal amount of the Senior Notes being redeemed, or

•the sum of the present values of the remaining scheduled payments of principal and interest thereon, excluding accrued and unpaid interest to the date of redemption, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate, plus 35 basis points, plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the redemption date. The Senior Notes will not be subject to any mandatory sinking fund.

“Adjusted Treasury Rate” means, with respect to any redemption date:

•the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month); or

•if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Senior Notes (“Remaining Life”).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means:

•each of Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

If less than all of the Senior Notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that notes with a principal amount of $1,000 will not be redeemed in part.

We will mail a notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of the Senior Notes to be redeemed. If the Senior Notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Priority

The Base Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. As permitted under the terms of the Base Indenture, we have issued, and may in the future issue, other debt securities under the Base Indenture constituting one or more separate series. The Senior Notes are general unsecured senior debt obligations that rank equally in right of payment with all of our other existing and future unsecured senior indebtedness, but are effectively subordinated to our senior secured notes, the obligations of our subsidiaries and any obligations under our credit facilities to the extent of the value of the collateral.

Limitations on Us and Our Subsidiaries

Limitations on Liens. The Indenture provides that, except as described under “—Exception to Limitations” below, neither we nor any of our subsidiaries will issue, incur, create, assume or guarantee any debt secured by liens, mortgages, pledges, charges, security interests or other encumbrances upon any principal property (which means each of our hospitals that has a book value in excess of 5% of our consolidated net tangible assets), unless the Senior Notes will be secured equally and ratably with, or prior to, such debt. This restriction will not apply to:

•liens securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the liens are incurred within 12 months of the acquisition, the completion of construction and full operation or the completion of such additions, repairs, alterations or improvement;

•liens existing on property at the time of its acquisition by us or our subsidiaries or on the property of an entity at the time of the acquisition of such entity by us or our subsidiaries, provided that the liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the liens do not extend to any assets other than those of the entity acquired;

•liens in favor of us or a consolidated subsidiary;

•liens existing on the date of the Supplemental Indenture;

•certain liens to governmental entities;

•liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law), after acquisition of the related property arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code;

•any substitution or replacement of any lien referred to above, provided that the property encumbered by any substitute or replacement lien is substantially similar in nature to and no greater in value than the property encumbered by the lien that is being replaced; and

•any extension, renewal or replacement of any lien referred to above, provided the amount secured is not increased and it relates to the same property.

Limitations on Sale and Lease-Back Transactions. The Indenture provides that, except as described under “—Exception to Limitations” below, neither we nor any of our subsidiaries will enter into any sale and lease-back transaction with respect to any principal property with another person, other than us or one of our consolidated subsidiaries, unless:

•we or any of our subsidiaries could incur debt secured by a lien on the property to be leased without securing the Senior Notes;

•the lease is for three years or less; or

•within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property to the acquisition, construction, addition, repair, alteration or improvement of a principal property or the voluntary retirement of our long-term debt.

Exception to Limitations. Notwithstanding the two covenants described above, we and any of our subsidiaries may issue, incur, create, assume or guarantee debt secured by liens or enter into any sale and lease-back transaction that would otherwise be subject to the restrictions on liens and sale and lease-back transactions described above, provided that (i) the aggregate amount of all our debt subject to the restriction on liens described above plus (ii) the aggregate attributable debt in respect of sale and lease-back transactions that is subject to the restriction on sale and lease-back transactions above, does not exceed 15% of our consolidated net tangible assets.

Consolidation, Merger and Sale of Assets. The Indenture provides that we may not consolidate with, or sell, convey or lease all or substantially all of our properties and assets to, or merge with or into, any other person, unless:

•we are the surviving corporation or the successor is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the due and punctual payment of the principal of and interest on all the Senior Notes and the due and punctual performance and observation of our covenants and obligations under the Indenture; and

•immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both would become an event of default has occurred and is continuing under the Indenture.

Events of Default

Under the Indenture, each of the following constitutes an event of default with respect to the Senior Notes:

•failure to pay the principal of or premium, if any, on the Senior Notes, at maturity or otherwise;

•failure to pay any interest on the Senior Notes when due, continued for 30 days;

•failure to perform, or the breach of, any of our covenants or warranties in the Indenture or the Senior Notes, continued for 90 days after written notice; or

•events of bankruptcy, insolvency or reorganization with respect to us.

In addition to the events of default set forth above, an event of default will be deemed to have occurred with respect to the Senior Notes the event of a failure to pay at maturity or the acceleration of our indebtedness having an aggregate principal amount in excess of the greater of $25 million or 5% of our consolidated net tangible assets under the terms of the instrument under which that indebtedness is issued or secured if that indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

If any event of default with respect to the Senior Notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the Senior Notes then outstanding, by written notice to us and to the trustee, may declare the principal amount of the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Senior Notes will automatically and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal of or interest on the Senior Notes, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Senior Notes.

No holder of a Senior Note will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•such holder has previously given the trustee written notice of a continuing event of default with respect to the Senior Notes;

•the holders of at least 25% in the aggregate principal amount of the Senior Notes then outstanding have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceedings as trustee; and

•the trustee has failed to institute such proceeding and the trustee has not received from the holders of a majority in aggregate principal amount of the Senior Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

Such limitations, however, do not apply to a suit instituted by a holder of a Senior Note for the enforcement of payment of the principal of or interest on such Senior Note on or after its due date.

Defeasance and Covenant Defeasance

We may elect, at our option at any time, to have the provisions of the Indenture relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the Senior Notes.

Defeasance and Discharge. The Indenture provides that, upon the exercise of our option, we will be discharged from all our obligations with respect to Senior Notes (except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust), subject to the conditions precedent below.

Defeasance of Certain Covenants. The Indenture provides that, upon the exercise of our option with respect to the Senior Notes, we may omit to comply with certain restrictive covenants, including those described under
“—Limitations on Us and Our Subsidiaries” above, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to the Senior Notes, subject to the conditions precedent below.

In each case, the defeasance provision will be subject to our depositing in trust for the benefit of the holders of the Senior Notes to be defeased money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such notes on the stated maturity in accordance with the terms of the Indenture and the Senior Notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

In the event we exercised this option with respect to any Senior Notes and such notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such notes at the time of their respective stated maturities but may not be sufficient to pay amounts due on such notes upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with certain restrictive provisions of the Indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for such notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting holder):

•reduce the principal of or change the fixed maturity of any Senior Note;

•reduce the rate of or change the time for payment of interest on any Senior Note;

•waive a default or event of default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the applicable notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration);

•change the place of payment of any Senior Note or make any Senior Note payable in money other than that stated in such note;

•impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Note;

•make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on such notes;

•reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver; or

•make any change in the foregoing amendment and waiver provisions, except to increase the required percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note.

Notwithstanding the foregoing, without the consent of any holder of Senior Notes, we, together with the trustee, may amend or supplement the Indenture to:

•cure any ambiguity, defect or inconsistency, provided that such action does not adversely affect the holders in any material respect;

•provide for uncertificated notes in addition to or in place of certificated notes;

•evidence the assumption of our obligations to holders of Senior Notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption “—Limitations on Us and Our Subsidiaries—Consolidation, Merger and Sale of Assets”;

•add covenants for the benefit of the holders of the Senior Notes or to surrender any right or power conferred upon us;

•make any change that does not adversely affect the legal rights under the Indenture of any such holder in any material respect;

•add any additional events of default for the benefit of the holders of the Senior Notes;

•secure the Senior Notes;

•establish the form or terms of other series of debt securities as permitted under the Indenture;

•comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

•appoint a successor trustee.

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of Senior Notes entitled to give or take any direction, notice, consent, waiver or other action or to vote on any action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding Senior Notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the Senior Notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened from time to time, but not beyond 180 days.

The Trustee

The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, is the trustee under the Indenture. The corporate trust office of the trustee is located in New York, New York.

We maintain banking relations with affiliates of The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. has also served from time to time as escrow agent under escrow agreements to which we are party. In addition, The Bank of New York Mellon Trust Company, N.A. is the trustee under other indentures pursuant to which we have issued debt. Pursuant to the Trust Indenture Act of 1939, as amended, should a default occur with respect to the Senior Notes, the trustee would be required to eliminate any conflicting interest as defined in the Trust Indenture Act of 1939, as amended, or resign as trustee with respect to the Senior Notes within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

The trustee may resign at any time or may be removed by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the Indenture. The Indenture provides that in case an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Notes

The Senior Notes have been issued in the form of one or more registered notes in book-entry form, referred to as global notes. Each such global note is registered in the name of a nominee of DTC, as depositary, and has been deposited with The Bank of New York Mellon Trust Company, N.A., as custodian therefor. Interest in each such global note is not exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the global notes for all purposes.

So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such global note, and of the Senior Notes represented thereby, for all purposes under the Indenture and the Senior Notes and the beneficial owners of Senior Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Senior Notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of Senior Notes in certificated form and will not be considered the registered holders thereof under the Indenture.

Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. Ownership of beneficial interests in a global note is shown on, and the transfer of those ownership interests are effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any of their agents will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interest in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Interests in a global note will be exchanged for Senior Notes in certificated form if:

•DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days;

•an event of default under the Indenture with respect to the Senior Notes has occurred and is continuing; or

•we, in our sole discretion, determine at any time that the Senior Notes will no longer be represented by a global note.

Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of Senior Notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples thereof and will be in registered form only, without coupons.

No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the Indenture and the Senior Notes.

Investors may hold their interest in a global note directly through DTC if they are participants or indirectly through organizations that are DTC participants. Accordingly, although owners who hold Senior Notes through DTC participants will not possess notes in definitive form, the participants provide a mechanism by which holders of Senior Notes will receive payments and will be able to transfer their interests.

The holder of a certificated note may transfer such note, subject to compliance with the provisions of such legend, by surrendering it at (i) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee maintained for such purpose or (ii) the office of any transfer agent we appoint.

We will make all payments of principal and interest on the Senior Notes in immediately available funds so long as the Senior Notes are maintained in the form of global notes.

Governing Law

The Indenture and the Senior Notes provide that they are governed by, and interpreted in accordance with, the internal laws of the State of New York.

Listing

The Senior Notes are listed on the NYSE under the trading symbol “THC31”.